EXHIBIT 11.01

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                     YEARS ENDED JUNE 30,
                                              ----------------------------------
     EARNINGS                                      2000         1999        1998
                                                   ----         ----        ----

     Net income (loss) (in thousands)          $(3,207)         $854      $4,485
                                               ========     ========    ========


     WEIGHTED AVERAGE NUMBER OF SHARES

     Outstanding common stock during
       the period                             4,933,900    4,933,900   4,066,524
     Contingently issuable shares                74,251       44,714           -

     BASIC WEIGHTED AVERAGE NUMBER OF         ---------    ---------   ---------
       SHARES                                 5,008,151    4,978,614   4,066,524

     Effect of dilutive stock options
       and other contingent shares                    -       11,347      20,942

     DILUTED WEIGHTED AVERAGE NUMBER OF       ---------    ---------   ---------
       SHARES                                 5,008,151    4,989,961   4,087,466

                                                =======        =====       =====
     Basic earnings per share                   $(0.64)        $0.17       $1.10

                                                =======        =====       =====
     Diluted earning per share                  $(0.64)        $0.17       $1.10

                                                =======        =====       =====



During the year-ended June 30, 2000, the Company issued options to purchase 20,000 shares of its common stock at exercise prices ranging from $7.50 to $9.25. The above dilutive earnings per share calculations exclude the effect of options to purchase 330,500 and 45,000 for the years ended June 30, 2000 and 1999, respectively, shares of common stock at exercise prices ranging from $7.50 to $12.00 because they were anti-dilutive. Also see Note 7 related to contingently issuable shares related to an acquisition. The effect of contingent shares related to the guaranteed earn-out amount not paid at the closing of the Sunbelt acquisition and the effect of satisfactory completion of part of the second contingent earn-out has been included in the above basic earnings per share calculations. The effect of contingent shares related to the first earn-out of American Micro is not included, as such payment was paid in cash in March 2000. The effect of contingent shares related to second earn-out of American Micro is not included, as the amount of such contingent shares to be issued is unable to be determined. See note 19 to the Consolidated Financial Statements.